PROSPECTUS SUPPLEMENT

(To Prospectus, dated May 8, 2000, as supplemented by a Prospectus Supplement, dated September 20, 2000)

                                VERTICALNET, INC.

                                3,905,262 Shares

                                  Common Stock
                         -------------------------------

         This document supplements the prospectus, dated May 8, 2000, as supplemented by the prospectus supplement, dated September 20, 2000, relating to the resale by the selling shareholders identified in the prospectus, as supplemented, of 3,905,262 shares of our common stock issued in connection with our acquisitions of Tradeum, Inc., National Career Search, Inc., HRLibrary.com, Inc. and the assets of Leasend.com, Inc. and R.W. Electronics, LLC. This prospectus supplement is incorporated by reference into the prospectus, as supplemented. On January 24, 2001, the last sale price of our common stock on the Nasdaq National Market was $5.97 per share. Our common stock is traded under the symbol "VERT."

1. The following table sets forth information, as of January 17, 2001, regarding the selling shareholders listed below. The selling shareholders identified in the table (other than Israel Seed III L.P.) received the shares referenced below from Israel Seed III L.P. None of the selling shareholders have had a material relationship with VerticalNet, Inc. within the past three years other than as a result of the ownership of our shares or other securities.

              NAME                            SHARES BENEFICIALLY                      SHARES OFFERED
                                                  OWNED BEFORE                             HEREBY
                                                    OFFERING
Alain Bankier                                         1,275                                 1,275
Adreesen 1996 CRT                                     1,530                                 1,530
Bank of Jerusalem Trust Company                       1,275                                 1,275
Bankers Trust International Plc                      20,400                                20,400
Bravmar Associates                                    2,550                                 2,550
Chancellor Offshore Partnership
Fund, L.P.                                           25,500                                25,500
Chronos S.A.                                            510                                   510
Concord Hill Group Trust                              1,020                                 1,020
Feldia Ltd.                                           1,530                                 1,530
Galleon Investments Limited                             638                                   638
Gary Lauder                                           5,100                                 5,100
Glenroy Partners                                      1,275                                 1,275
The Grenville Trust                                     968                                   968
Gunther Family Trust                                  2,550                                 2,550
Caymen Partners I, LLC                                1,428                                 1,428

Mr. Harvey Beker                                      1,275                                 1,275
Ho'omaka Trust                                        1,530                                 1,530
Ian Mausner                                           1,020                                 1,020
Indan Wells Partnership                               1,275                                 1,275
Isaac Applbaum                                          255                                   255
James H. Levi                                           510                                   510
J.F. Shea Co., Inc. as Nominee
1999-1                                               15,300                                15,300
Joel Maryles                                            383                                   383
John V. Roos                                            128                                   128
Joseph M. Schell                                      1,275                                 1,275
Kendora                                               1,275                                 1,275
Leo Noe                                               2,550                                 2,550
Mark Gorenberg                                          510                                   510
Lance Hirt                                              128                                   128
Murad Djemal                                            255                                   255
Nathan Low                                            1,275                                 1,275
Next Generation Partners, Ltd.                       14,025                                14,025
Nomura International PLC                             12,750                                12,750
Paul Bensabat                                         1,275                                 1,275
Peter A. Joseph                                       2,500                                 2,500
Joseph Investment LLC                                 2,600                                 2,600
Providential Holdings                                 5,100                                 5,100
Ramat Associates LLC                                    611                                   611
Red Husky Foundation                                    510                                   510
Robert C. Hawk                                          255                                   255
Samro N.V.                                            1,530                                 1,530
Samuel C. Hirt or Diana Hirt                            153                                   153
Schmidt Family Living Trust                             383                                   383
Sebohl Holdings Limited                               5,100                                 5,100
Silicon Valley Bancshares                             1,275                                 1,275
South Ferry #2, L.P.                                 15,300                                15,300
Spirea Overseas Ltd.                                  2,550                                 2,550
Targa Capital Ltd.                                    2,550                                 2,550
The Beker Foundation                                  1,275                                 1,275
The Wellcome Trust                                   13,719                                13,719
Ursus Trust                                             968                                   968
WS Investment Company 98B                               383                                   383
Yang 1996 CRT                                         1,020                                 1,020
Yeshiva University                                   10,200                                10,200
Israel Seed III L.P.                                256,817                               256,817

The selling shareholder information set forth above replaces and supersedes the information regarding Israel Seed III L.P. that was previously filed and included in the "Selling Shareholders" section of the prospectus, as supplemented.

2. The following table sets forth information, as of January 17, 2001, regarding the selling shareholders listed below. The selling shareholders identified in the table (other than Israel Seed III (Israel) L.P.) received the shares referenced below from Israel Seed III (Israel) L.P. None of the selling shareholders have had a material relationship with VerticalNet, Inc. within the past three years other than as a result of the ownership of our shares or other securities.

              NAME                            SHARES BENEFICIALLY                      SHARES OFFERED
                                                  OWNED BEFORE                             HEREBY
                                                    OFFERING
Clal Electronic Industries                            5,100                                 5,100
Clal Industries and Investments Ltd.                  5,100                                 5,100
Hasberry Ltd.                                           510                                   510
Zvi Ben-Zvi Hafakot Ltd.                                765                                   765
Israel Seed III (Israel) L.P.                        15,307                                15,307

The selling shareholder information set forth above replaces and supersedes the information regarding Israel Seed III (Israel) L.P. that was previously filed and included in the "Selling Shareholders" section of the prospectus, as supplemented.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is January 25, 2001.